Exhibit 99.1

22nd Century Group to Begin Trading on Nasdaq on August 16, 2021

BUFFALO, N.Y., August 5, 2021 (GLOBE NEWSWIRE) – 22nd Century Group, Inc. (NYSE American: XXII), a leading plant-based, biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco, and hemp/cannabis research, announced today that its common stock has been approved for uplisting to the Nasdaq Capital Market effective as of the market open on August 16, 2021. The shares will continue to trade under the ticker symbol “XXII.”

“While remaining dedicated to our primary mission to reduce the harm caused by smoking, uplisting to the Nasdaq also aligns 22nd Century with other high-achieving, innovative, and growth-oriented global science and technology companies,” said James A. Mish, chief executive officer of 22nd Century Group. “We believe that joining the Nasdaq will enhance our visibility to a wide audience of institutional investors and increase our exposure to hemp/cannabis investors at this important time of industry progression toward mass production.”

About 22nd Century Group, Inc.

22nd Century Group, Inc. (NYSE American: XXII) is a leading plant biotechnology company focused on technologies that alter the level of nicotine in tobacco plants and the level of cannabinoids in hemp/cannabis plants through genetic engineering, gene editing, and modern plant breeding. 22nd Century’s primary mission in tobacco is to reduce the harm caused by smoking through the Company’s reduced nicotine content tobacco cigarettes – containing 95% less nicotine than conventional cigarettes. The Company’s primary mission in hemp/cannabis is to develop and commercialize proprietary hemp/cannabis plants with valuable cannabinoid profiles and desirable agronomic traits.

Learn more at xxiicentury.com, on Twitter @_xxiicentury, and on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 11, 2021. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

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Investor Relations & Media Contact:

Mei Kuo

Director, Communications & Investor Relations

22nd Century Group, Inc.

(716) 300-1221

mkuo@xxiicentury.com